UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act
of 1934

Date of Report (Date of earliest event reported):

July 20, 2005

Modine Manufacturing Company
Exact name of registrant as specified in its charter

Wisconsin	1-1373	39-0482000
State or other jurisdiction of incorporation	Commission File Number	I.R.S. Employer Identification Number

1500 DeKoven Avenue, Racine, Wisconsin	53403
Address of principal executive offices	Zip Code

Registrants telephone number, including area code:	(262) 636-1200

Check the appropriate below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

TABLE OF CONTENTS

ITEM 2.02.     Results of Operations and Financial Condition

SIGNATURE

Exhibit Index

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.02.   Results of Operations and Financial Condition.

On July 20, 2005, Registrant issued a press release announcing its financial results for the quarter ended June 26, 2005. The text of that release and financial statements appear below:

Modine Reports 50% Growth in Net Earnings and 29% Increase in Sales for First Quarter of Fiscal 2006; Operating Cash Flow and Return on Average Capital Employed Continue to Improve

Racine, WI, July 20, 2005 - Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported that net earnings increased 50% to $20.8 million, or $0.60 per fully diluted share, for the first quarter of fiscal 2006 ended June 26, 2005 compared with $13.8 million, or $0.40 per fully diluted share, one year ago.
First quarter revenues of $450.9 million, an all-time quarterly record, increased 29% versus $348.6 million in the year-ago period, making it the 12th consecutive quarter of year-over-year sales growth.
Operating cash flow of $22.3 million in the quarter increased sharply versus $2.7 million one year ago due to stronger operating results and improved working capital utilization. The return on average capital employed (ROACE)** for the four quarters ended June 26, 2005 improved to 9.7% compared with 6.9% for the same period in 2004 and 9.0% at the end of fiscal 2005. Modine’s stated ROACE target is 11-12% through a cycle.
“Our strong first quarter earnings results, which exceeded our initial expectations, give us early and solid momentum as we move through the rest of fiscal 2006,” said David Rayburn, Modine President and Chief Executive Officer. “We’re benefiting from the convergence of continued strong demand in markets such as truck and heavy-duty, accretive acquisitions, and new business programs we are launching and ramping up across our diversified and global customer base.
“We are pleased with our progress on delivering higher returns, although more improvement is needed, and with the very strong operating cash flow that better working capital management has helped to generate,” he added.
Net favorable currency exchange rates, primarily the stronger Euro, added approximately $10.4 million and $1.4 million to first quarter sales and pre-tax earnings, respectively. The effective tax rate in the first quarter decreased to 33.0% from 41.1% last year, which was negatively impacted by the mix of U.S. and foreign income and additional taxes from the repatriation of cash from Europe in preparation for the acquisition of WiniaMando’s ACC business in Asia.
Income from operations in the first quarter rose 26% to $29.8 million from $23.7 million one year ago, generating operating margins of 6.6% versus 6.8% one year ago. Selling, general and administrative (S,G&A) expenses as a percentage of sales fell to 14.9% from 16.2% in the prior-year period due in part to strong cost control programs.
This year’s first quarter results included positive contributions from Modine Asia (the Korean and Chinese assets of WiniaMando’s ACC business acquired by Modine in the summer and fall of 2004) and a heavy-duty OE business purchased in March 2005, as well as one month of operations of Airedale Air Conditioning International Limited, which was acquired in May 2005.
Effective with the first quarter of fiscal 2006 and on a retroactive basis, the Company’s earnings statements reflect the reclassification from “other income/expense” to operating activities (sales, cost of goods sold or S,G&A) of items such as royalty income, gains or losses on asset disposals, tooling sales profits or losses, and purchase discounts relating to payment timing. These changes are designed to provide a more meaningful and inclusive presentation of operating information.
During the second quarter of fiscal 2006, Modine intends to review its operating business segment structure in light of the expected spin-off in the next several days of the Aftermarket division, which is part of the Distributed Products segment.

First Quarter Segment Data and Performance
First quarter sales for the Original Equipment segment increased 56% to $223.7 million from $143.7 million one year ago, and operating income rose 10% to $23.2 million versus $21.1 million. These results include Modine Asia and the recently acquired heavy duty OE business. Double-digit and single-digit revenue growth in the Truck and Heavy-Duty & Industrial businesses, respectively, and the impact of Modine Asia more than offset a single-digit decline in North American Automotive sales. A double-digit improvement in the operating income of the Truck business, coupled with income from Modine Asia, were in part offset by double-digit declines in operating income for the North American Automotive business due to reduced volumes for certain vehicle platforms and continued pricing pressure and for the Heavy-Duty & Industrial business as a result of a product mix shift and a normal lag in the pass-through of higher raw material costs, primarily copper.
Sales of $89.6 million for the Distributed Products segment in the first quarter increased 5.4% versus $85.1 million one year earlier, with a strong performance in the commercial HVAC&R (heating, ventilating, air conditioning, and refrigeration) business, aided by the Airedale acquisition, exceeding lower Aftermarket and Electronics Cooling revenues. The segment’s operating loss of $2.2 million in the quarter was significantly greater than a small loss of $0.3 million a year ago. While the HVAC&R business posted a double-digit profit increase and the operating loss in the Electronics Cooling business narrowed slightly, the Aftermarket business swung significantly to an operating loss in the quarter versus an operating profit in the prior-year period due primarily to soft market conditions.
Sales for the European Operations segment in the first quarter increased 15% to $141.2 million from $123.2 million one year ago. Double-digit and single-digit revenue growth in the European Heavy-Duty and Automotive businesses, respectively, and the positive impact of the stronger Euro accounted for the increase. Operating income jumped 47% to $21.2 million from $14.4 million last year, driven by a triple-digit increase in income from operations from the Heavy-Duty business and the benefit of currency exchange rates.

Balance Sheet and Cash Flow
Modine’s balance sheet at the end of the first quarter of fiscal 2006 remained strong with excellent liquidity. The total debt to capital (total debt plus shareholders’ equity) ratio was 18.0%, compared with 12.7% one year ago and 13.8% at the end of fiscal 2005. During the quarter, the Company financed with borrowings its $38 million acquisition of Airedale International Air Conditioning. Following the announcement of the initiative on May 18, Modine initiated its dual purpose share repurchase program in late May. As of July 15, Modine had repurchased 268,696 shares of common stock for cancellation at an average price of $32.27, or a total of approximately $8.7 million.
The cash balance at June 26, 2005 was $65.5 million compared with $60.3 million one year ago and $55.1 million at the end of fiscal 2005. Driven by strong operating results and improved working capital utilization, operating cash flow for the first quarter rose to $22.3 million versus $2.7 million one year ago.
Total debt, net of operating cash, at the end of the first quarter was only $77.8 million, versus $25.6 million in 2004, despite combined acquisition costs of approximately $137 million for WiniaMando’s ACC business, a heavy-duty OE business and Airedale International Air Conditioning between July 2004 and May 2005. Primarily as a result of the reclassification of debt from long term to current ahead of the planned refinancing of a September 2005 note carried at $60.5 million at June 26, 2005, working capital of $191.9 million at the end of the first quarter was significantly lower than the $242.3 million one year earlier.
“Our strong cash generation from last year has continued into the first quarter of fiscal 2006, helped by an improvement in inventory turns to 9.3, compared with 7.7 last year and 8.8 at the close of fiscal 2005,” said Brad Richardson, Modine Vice President, Finance and Chief Financial Officer. “Days sales outstanding rose slightly to 53 days from 51 one year ago, but fell from 54 at the end of fiscal 2005. Excluding the impact of the customer base from the Asian acquisition, days sales outstanding are actually down from one year ago, reflecting continued progress in managing our working capital.”
Richardson added that fiscal 2006 capital spending should approximate depreciation, in the vicinity of approximately $75 million, including the impacts of recent acquisitions.

Update on Aftermarket Business Spin Off and Merger Into Transpro
The Board of Directors of Modine has set July 21, 2005 as the record date for the spin-off of the Company’s Aftermarket business on a debt-free and tax-free basis to its shareholders and immediate merger of the spun off business into Transpro, Inc. (AMEX: TPR) to form a combined company to be named Proliance International, Inc.
Under terms of the transaction, Modine shareholders will retain their shares in Modine Manufacturing Company and also will receive approximately 0.24 shares of Proliance International common stock for every 1 share of Modine common stock held as of the close of business on July 21st, the record date for the spin-off. Upon the completion of the merger, Modine shareholders will own approximately 52% of Proliance International’s common stock on a fully diluted basis, and Transpro’s pre-merger shareholders will own the other 48%.
The merger, which is not subject to Modine shareholder approval, is subject to approval by Transpro stockholders, who will vote on it at Transpro’s annual meeting scheduled for July 22, 2005, as well as the satisfaction of other customary closing conditions. Assuming receipt of Transpro stockholder approval and satisfaction of other closing conditions, the transaction is expected to be completed on July 22. The New York Stock Exchange has advised Modine that the ex-dividend date for Modine common stock is expected to be July 25, 2005, the first trading day after the closing date.
As previously announced, Modine expects to be able to classify its Aftermarket business as a discontinued operation in the quarter in which the transaction closes, now expected to be the current second quarter of fiscal 2006. At that time, Modine also will record a non-cash, after-tax charge to discontinued operations of approximately $40-55 million to reflect the difference between the value which Modine shareholders will receive in the new company, a function of the stock price of Transpro, Inc. at the closing, and the asset carrying value of Modine’s Aftermarket business.

Fiscal 2006 Outlook
“Given our solid performance in the first quarter, typically one of our strongest quarters, we have become increasingly more optimistic about the magnitude of our fiscal 2006 earnings growth,” said Rayburn. “Our previous comments about fiscal 2006 were more guarded until we could get a clearer understanding of the collective impact of the many economic, market and operating factors we cited that could affect our results.
“At this juncture, while our improvement this year will be more modest than last year’s rate,” Rayburn said, “we currently expect fiscal 2006 earnings per share growth in the high single-digit to more likely the low double-digit range from $1.79 per share in fiscal 2005, along with higher returns and increasing operating cash flow. We will continue to refine and update this outlook in coming quarters.
Rayburn said earnings per share growth drivers in fiscal 2006 include a host of new business programs, continued strong demand in the truck and heavy-duty markets in North America and Europe, accretive acquisitions such as Airedale and Transpro’s heavy-duty OE business, and the Company’s share repurchase program, as well as the absence of an underperforming Aftermarket business which is expected to occur within several days.
He stressed that Modine continues to face challenging business conditions in the areas of raw material, energy and health care costs, ongoing pressure for OE price-downs coupled with aggressive competitors and excess capacity, reduced North American automotive vehicle platforms, risks associated with new business launches, a slow recovery of the electronics industry, softer Asian economies, and the direction of foreign currency exchange rates.
“We believe our focus on diversified markets and customers, differentiated products and services, and partnerships with technology-driven, OE customers on global platforms, as well as a strong balance sheet, are the right strategic factors for generating higher, long-term shareholder value,” Rayburn said.

First Quarter Conference Call and Webcast
Modine will conduct a conference call on Thursday, July 21 at 9 a.m. Eastern Time (8 a.m. Central Time) to discuss additional details regarding the Company’s performance for the first quarter of fiscal 2006. The call will be hosted by President and Chief Executive Officer Dave Rayburn and Vice President, Finance and Chief Financial Officer Brad Richardson. Participants should call 719.457.2727 to gain access to the conference call. A replay of the conference call will be available through Friday, August 5 by calling 719.457.0820 and using confirmation code 3488622.
Additionally, an audio Webcast of the conference call, both live and as a replay, can be accessed through the Investor Relations section of Modine’s Web site at www.modine.com. Listeners are encouraged to log on to the Webcast about 10 minutes before the start of the conference call.
Modine, with record fiscal 2005 revenues and operating cash flow of $1.5 billion and $156 million, respectively, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, HVAC (heating, ventilating, air conditioning) equipment, industrial equipment, refrigeration systems, fuel cells, and electronics. The Company employs nearly 9,400 people at 40 facilities worldwide. For more information about Modine, visit www.modine.com.

This news release contains statements, including information about future financial performance, accompanied by phrases such as “believes,”“estimates,”“expects,”“plans,”“anticipates,”“will,”“intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements, because of certain risks and uncertainties, which are identified on page 36 of the Company’s 2005 Annual Report to Shareholders and other recent Company filings with the Securities and Exchange Commission. Specifically, this news release contains forward-looking statements regarding the benefits of recent acquisitions, incremental business and continuing market strength as well as the upcoming spin-off of the Company’s Aftermarket business. These forward-looking statements are particularly subject to a number of risks and uncertainties, including international economic changes and challenges; market acceptance and demand for new products and technologies; the ability of Modine to integrate the acquired operations and employees in a timely and cost-effective manner; and the ability of Modine to close the announced spin-off successfully and with the anticipated results. These statements are also subject to the ability of Modine, its customers and suppliers to achieve projected sales and production levels; and unanticipated product or manufacturing difficulties.

Modine does not assume any obligation to update any of these forward-looking statements.

Modine Manufacturing Company
Consolidated statements of earnings (unaudited)*
	(In thousands, except per-share amounts)

	Three months ended June 26,
	2005	2004
Net sales	$450,930	$348,627
Cost of sales	353,778	266,975
Gross profit	97,152	81,652
Selling, general, & administrative expenses	67,333	56,388
Restructuring	-	1,522
Income from operations	29,819	23,742
Interest (expense)	(1,551)	(1,277)
Other income - net	2,712	981
Earnings before income taxes	30,980	23,446
Provision for income taxes	10,229	9,637
Net earnings	$20,751	$13,809

Net earnings as a percent of net sales	4.6%	4.0%
Net earnings - basic	$0.60	$0.41
Net earnings - diluted	$0.60	$0.40
Weighted average shares outstanding:
Basic	34,329	33,932
Diluted	34,631	34,264
Net cash provided by operating activities	$22,253	$2,700
Dividends paid per share	$0.1750	$0.1525

Comprehensive earnings, which represents net earnings adjusted by the change in foreign-currency translation and minimum pension liability recorded in shareholders' equity, for the 3 month period ended June 26, 2005 and 2004, were $2,326 and $8,089, respectively.

Consolidated condensed balance sheets (unaudited)*
	(In thousands)
	June 26, 2005	March 31, 2005
Assets
Cash and cash equivalents	$65,498	$55,091
Trade receivables - net	277,578	251,734
Inventories	155,088	149,781
Other current assets	49,937	52,724
Total current assets	548,101	509,330
Property, plant, and equipment - net	479,903	496,180
Other noncurrent assets	170,236	146,645
Total assets	$1,198,240	$1,152,155
Liabilities
Debt due within one year	$60,625	$64,912
Accounts payable	165,702	159,876
Other current liabilities	129,841	120,306
Total current liabilities	356,168	345,094
Long-term debt	82,701	40,724
Deferred income taxes	43,584	44,072
Other noncurrent liabilities	63,248	62,485
Total liabilities	545,701	492,375
Shareholders' equity	652,539	659,780
Total liabilities & shareholders' equity	$1,198,240	$1,152,155

*Certain prior-year amounts have been reclassified in the consolidated financial statements to conform with the current year presentation. These include a reclassification of certain other income & expense items to sales,
S.G.&A. and manufacturing overhead, along with additional allocations of certain centralized services expenses from corporate and administrative expenses to the attributable individual segments and their divisions in order to more accurately reflect their operating results.

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)*
			(In thousands)
Three months ended June 26,		2005	2004

Net earnings		$20,751	$13,809
Adjustments to reconcile net earnings with cash provided
by operating activities:
Depreciation and amortization		17,628	15,960
Other - net		2,425	753
		40,804	30,522

Net changes in operating assets and liabilities		(18,551)	(27,822)

Cash flows provided by operating activities		22,253	2,700

Cash flows from investing activities:
Expenditures for plant, property, & equipment		(11,656)	(12,766)
Acquisitions, net of cash		(37,193)	-
Investment in affiliates		0	-
Proceeds for dispositions of assets		21	113
Other- net		432	(14)
Net cash (used for) investing activities		(48,396)	(12,667)

Cash flows from financing activities:
Net increase/(decrease) in debt		42,000	(752)
Issuance of common stock, including treasury stock		1,387	1,394
Repurchase of common stock, treasury & retirement		(5,618)	(34)
Cash dividends paid		(6,081)	(5,207)
Other - net		7,370	6,504
Net cash provided by financing activities		39,058	1,905

Effect of exchange rate changes on cash		(2,508)	(1,398)

Net increase(decrease) in cash and cash equivalents		10,407	(9,460)

Cash and cash equivalents at beginning of the period		55,091	69,758

Cash and cash equivalents at end of the period		$65,498	$60,298

Condensed segment operating results (unaudited)**
(In thousands)

	Three months ended June 26,
	2005	2004
Sales:
Original Equipment	$223,681	$143,729
Distributed Products	89,633	85,081
European Operations	141,201	123,208
Segment sales	454,515	352,018
Corporate and Administrative	793	1,153
Eliminations	(4,378)	(4,544)
Total net sales	$450,930	$348,627

Operating income/(loss):
Original Equipment	$23,210	$21,148
Distributed Products	(2,224)	(259)
European Operations	21,184	14,380
Segment operating income	$42,170	$35,269

** Prior year segment results have been reclassified to conform to the current year presentation.
In the current year, three months of the Korean and Chinese acquisitions results together with three months of the Jackson, Mississippi acquisition results are included in the Original Equipment segment, while one month of the Airedale acquisition results are included in Distributed Products. None of these acquisitions impacted the prior year period presented here.

** Definition - Return on average capital employed (ROACE)
The sum of, net earnings and adding back after-tax interest (interest expense less the tax benefit at the total company effective tax rate), divided by the average, total debt plus shareholders' equity: this is a financial measure of the profit generated on the total capital invested in the company before any interest expenses payable to lenders, net of any tax effect.

Management discussion concerning the use of the financial measure - Return on average capital employed
Return on average capital employed is not a measure derived under generally accepted accounting principles (GAAP) and should not be considered as a substitute for any measure derived in accordance with GAAP. Management believes that return on capital employed provides investors with helpful supplemental information about the Company's performance, ability to provide an acceptable return on all the capital utilized by the Company, and ability to fund growth. This measure may not be consistent with similar measures presented by other companies.

Modine Manufacturing Company
Return on average capital employed (unaudited)
(Dollars in thousands)
Trailing four quarters ended June 26,	2005	2004

Net earnings	$68,604	$42,960
Plus interest expense net of tax benefit at total company effective tax rate	4,362	3,237
Net return	$72,966	$46,197

Divided by:
Average capital (debt + equity, last five quarter ends / divided by 5)	$751,458	$666,366

Return on average capital employed	9.7%	6.9%

Interest expense	$6,639	$5,272
Total company effective tax rate	34.3%	38.6%
Tax benefit	2,277	2,035
Interest expense, net of tax benefit	$4,362	$3,237

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Modine Manufacturing Company

By: /s/ D. B. Rayburn
D. B. Rayburn President and Chief Executive Officer

Date: July 20, 2005